Exhibit 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Increases Revolving Credit Facility

Commitments to $265 Million and Increases the Accordion Feature up to $300 Million

CINCINNATI, OH, March 21, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced that it has received additional commitments totaling $145 million to its syndicated senior secured revolving credit facility, agented by KeyBank National Association (“KeyBank”). Additional banks in the syndicate of lenders include: Bank of America, N.A.; Union Bank, N.A.; JPMorgan Chase Bank, N.A.; U.S. Bank National Association; Wells Fargo Bank, National Association; PNC Bank, National Association; and Deutsche Bank A.G. The additional commitments have increased the total amount available to the Company from $120 million to $265 million, subject to the terms and conditions of the facility.

The Company also announced that the accordion feature, which allows the Company to further expand the capacity of the credit facility, increased from $250 million to $300 million. This credit facility may be used in conjunction with the existing $10 million unsecured line of credit the Company closed with KeyBank in July 2012.

The Company currently has $100.9 million drawn on the facility at an effective rate of 2.45%, and will use the increased capacity of the credit facility to finance the acquisition of well-occupied grocery-anchored neighborhood shopping centers having a mix of national, credit-worthy retailers selling necessity-based goods and services in strong demographic markets throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of March 20, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 34 grocery-anchored shopping centers totaling 3,424,798 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

###